Exhibit 99.1

UTSTARCOM FULFILLS NASDAQ CONTINUED LISTING REQUIREMENTS
AND WILL RESUME TRADING UNDER “UTSI” SYMBOL

ALAMEDA, Calif., April 21, 2005 — UTStarcom, Inc. (Nasdaq: UTSIE), a global leader in IP-based, end-to-end networking solutions and services, announced today that, as a result of the Company’s filing on April 15, 2005 of its Annual Report on Form 10-K for the year ended December 31, 2004, the Company has received notice from Nasdaq that it has evidenced compliance with the filing requirement and all other requirements for continued listing on The Nasdaq National Market.  Accordingly, Nasdaq has informed the Company that the Company’s hearing before the Nasdaq Listing Qualifications Panel will be considered moot and that effective with the market opening on Friday, April 22, 2005, the Company’s trading symbol will be changed from “UTSIE” to “UTSI”.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its broadband, wireless, and handset solutions to operators in both fast-growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the Company has research and design operations in the United States, China, Korea and India.  UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the Company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding the anticipated mootness of Nasdaq hearing and the date of change of the Company’s trading symbol are forward-looking in nature.  Those statements are subject to risks and uncertainties that may cause actual results to differ materially.  The Company refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560